Exhibit 10.10

LETTER AGREEMENT

November 30, 2020

Dear Mr. Hartman:

We are pleased to inform you that the Board of Trustees of Corporate Office Properties Trust (the “Company”) has determined that, effective as of November 30, 2020 (the “Participation Date”), you are eligible to participate in the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan (the “Plan”) as a Covered Executive, subject to the terms and conditions of the Plan, for a period of three years from the Participation Date (the “Participation Period”) at which point you will cease to participate in the Plan unless otherwise agreed by you, the Company and the Employer. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Exhibit A to this Letter Agreement, and those terms, including without limitation, Sections 5 and 6 of the Plan, are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance benefits in the event that your employment with the Employer terminates under certain circumstances. By signing this Letter Agreement and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of the confidentiality, non-competition, non-solicitation and non-disparagement requirements set forth on Exhibit B to this Letter Agreement (collectively the “Restrictive Covenants”) during your employment and, to the extent required by the Restrictive Covenants, after your employment ends regardless of the reason for the ending of such employment (and regardless of whether such termination occurs during the Participation Period); provided that, unless otherwise agreed by you, the provisions of Section 2(a) of the Restrictive Covenants (i.e., the Non-Competition Covenant, as defined therein) will not apply following the termination of your employment in the event that such termination occurs after the end of the Participation Period. Your Termination Payment Multiple shall be 1.00 and your Change in Control Termination Payment Multiple shall be 2.99.

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of November 30, 2020, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter.

By signing below, you agree to the terms and conditions of the Restrictive Covenants set forth on Exhibit B hereto, and acknowledge (i) your participation in the Plan pursuant to this Letter Agreement as of November 30, 2020, (ii) that you have received and read a copy of the Plan, (iii) that you agree that any termination benefits provided for in the Plan are subject to all of the terms and conditions of the Plan and you agree to such terms, conditions, (iv) that the Company and the Employer may amend or terminate the Plan at any time, (v) that your participation in the Plan will cease as of the end of the Participation Period and, in the event of a termination of your employment after the end of the Participation Period, you will not be entitled to receive any payments or benefits pursuant to the Plan and (vi) that the Restrictive Covenants shall survive and continue to apply notwithstanding (a) any amendment or termination of the Plan (or the benefits to be provided there under) in the future or (b) except as set forth above with respect to the Non-Competition Covenant, the expiration of the Participation Period.

“Employer”

Corporate Office Properties L.P., a Delaware limited partnership

By:	Corporate Office Properties Trust, a Maryland real estate investment trust

By:	/s/ Stephen E. Budorick
Name: Stephen E. Budorick
Title: President & Chief Executive Officer

“Company”

Corporate Office Properties Trust, a Maryland real estate investment trust

By:	/s/ Stephen E. Budorick
Name: Stephen E. Budorick
Title: President & Chief Executive Officer

AGREED TO AND ACCEPTED

/s/ Todd W. Hartman
Todd W. Hartman

EXHIBIT A
TO THE LETTER AGREEMENT

See attached copy of the Plan

EXHIBIT B
TO THE LETTER AGREEMENT

Restrictive Covenants

Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Corporate Office Properties Trust, Corporate Office Properties L.P. Executive Change in Control and Severance Plan (the “Plan”) and in the Letter Agreement under the Plan to which this Exhibit B is attached. In consideration of, among other things, the Covered Executive’s participation in the Plan and continued employment by the Employer, the Covered Executive agrees to comply with the covenants, terms and conditions set forth below. The Covered Executive acknowledges that the covenants, terms and conditions set forth below will continue to apply notwithstanding any amendment or termination of the Plan (or the benefits to be provided thereunder) in the future.

1.Confidentiality and Loyalty. The Covered Executive acknowledges that heretofore or hereafter during the course of the Covered Executive’s employment the Covered Executive has produced and received, and may hereafter produce, receive and otherwise have access to various materials, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of the Covered Executive’s employment with the Employer, the Covered Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by law or by any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Covered Executive of the Covered Executive’s duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the business of the Employer, which the Covered Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer’s premises without its written consent, and shall be promptly returned to the Employer upon termination of the Covered Executive’s employment. The Covered Executive agrees to abide by the reasonable policies of the Employer, as in effect from time to time, respecting confidentiality and the avoidance of interests conflicting with those of the Employer. Notwithstanding anything herein to the contrary, nothing in this Exhibit B or the Plan shall be interpreted or applied to prohibit the Covered Executive from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that the Covered Executive may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

2.Non-Competition; Non-Solicitation; Non-Disparagement.

(a)Non-Competition. The Employer and the Covered Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Employer, and have agreed that as an essential ingredient of and in consideration of the Covered Executive’s participation in the Plan, the Covered Executive hereby agrees that, except with the express prior written consent of the Employer, while the Covered Executive is employed by the Employer and for a period of 12 months after the termination of the Covered Executive’s employment with the Employer for any reason (the “Restrictive Period”), the Covered Executive will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer, trustee or director of or consultant to a Similar Business (as defined below) (the “Non-Competition Covenant”). For purposes of this paragraph (a), a business shall be considered to be a “Similar Business” as of a particular date if it is engaged in the ownership, development, operation, management or leasing of real estate in any geographic market or submarket in which the Employer either (i) owned, developed, operated or leased, collectively, more than 1,000,000 square feet of property of the same or similar type (e.g., office, data center, industrial, residential or self-storage) as of the earliest of such date, the date of termination of the Covered Executive’s employment with the Employer or the date of a Change in Control (as defined in the Plan), or (ii) had commenced construction or agreed to acquire or manage more than 500,000 square feet of property of the same or similar type within the 12 months preceding the earliest of such date, the date of termination of the Covered Executive’s employment with the Employer or the date of a Change in Control (as defined in the Plan). If the Covered Executive violates the Non-Competition Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Non-Competition Covenant. Accordingly, the Non-Competition Covenant shall be deemed to have the duration specified in this paragraph (a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Non-Competition Covenant by the Covered Executive. The foregoing Non-Competition Covenant shall not prohibit a Covered Executive from owning, directly or indirectly, capital stock or similar securities which are listed on a securities exchange which do not represent more than five percent of the outstanding capital stock of any corporation.

(b)Non-Solicitation. The Covered Executive agrees that, except with the express prior written consent of the Employer, while the Covered Executive is employed by the Employer and for a period of 12 months thereafter, the Covered Executive will not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or agent of Employer to terminate employment with Employer or become employed by any other person, firm, partnership, corporation, trust or other entity

(c)Non-Disparagement. While the Covered Executive is employed and for 12 months following termination of a Covered Executive’s employment for any reason, the Covered Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer or its employees or the trustees of the Company; (ii) the properties of or any product or service provided by the Employer; or (iii) the Employer’s prospects for the future. For 12 months following termination of the Covered Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Covered Executive. Nothing in this Section shall prohibit either the Employer or a Covered Executive from testifying truthfully in any legal or administrative proceeding or making any other truthful disclosure required by applicable law.

(d)Remedies for Certain Breaches. The Covered Executive acknowledges that the restrictions contained in Sections 1 and 2 of this Exhibit B are reasonable and necessary for the protection of the legitimate proprietary business interests of the Employer; that any violation of these restrictions would cause substantial injury to the Employer and such interests; that the Employer would not have caused the Covered Executive to participate under the Plan without receiving the additional consideration offered by the Covered Executive in binding himself to these restrictions; and that such restrictions were a material inducement to the Employer to offer the benefits set forth in the Plan. In the event of any violation or threatened violation of these restrictions, the Employer shall be relieved of any further obligations under the Plan, shall be entitled to seek any rights, remedies or damages available at law, in equity or otherwise under the Plan, and shall be entitled to seek preliminary and temporary injunctive relief granted by a court of competent jurisdiction to prevent or restrain any such violation by the Covered Executive and any and all persons directly or indirectly acting for or with the Covered Executive, as the case may be, while awaiting the decision of the arbitrator selected in accordance with Section 5 of the Plan, which decision, if rendered adverse to the Covered Executive, may include permanent injunctive relief to be granted by the court.

(e)Definition of Employer. For purposes of Sections 1 and 2, the term “Employer” shall be deemed to include all of the Employer’s subsidiaries and affiliates.

3.Arbitration of Disputes; Enforcement and Governing Law. Sections 5 and 6 of the Plan are expressly incorporated by reference into this Exhibit B.